Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Record Results for Fiscal 2022 Second Quarter

VONORE, Tenn. – February 3, 2022 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2022 second quarter ended January 2, 2022.

Highlights:

▪	Delivered the most profitable second quarter in the Company’s history; the fifth consecutive record-setting quarter.
▪	Net sales for the second quarter increased to $159.5 million, up 34.4%.
▪	Net income was $15.4 million, up 23.2%.
▪	Diluted Net Income per share was $0.81, up 22.7%.
▪	Diluted Adjusted Net Income per share, a non-GAAP measure, was $0.91, up 21.3%.
▪	Adjusted EBITDA, a non-GAAP measure, increased to $25.0 million, up 17.4%.
▪	Share repurchases of $9.9 million during the quarter.

Fred Brightbill, Chief Executive Officer and Chairman, commented, “Once again, our business performed extremely well during the second quarter in a very challenging and dynamic environment. These results reflect a continuation of exceptional execution against our strategic and operational priorities as we delivered a record-setting performance for the fifth consecutive quarter. Net sales, diluted adjusted net income per share, and adjusted EBITDA were all the highest for any second quarter in the Company’s history.”

Brightbill continued, “During the quarter we increased production and, once again, took market share based on preliminary rolling twelve-month data through December. In addition to fully funding our growth initiatives, we have now spent more than 20% of the $50 million authorized under the share repurchase program, as we believe our stock represents an incredible value at recent prices.”

Second Quarter Results

For the second quarter of 2022, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $159.5 million, up $40.8 million from the second quarter of 2021.  The increase was primarily due to increased volumes and favorable model mix. Higher prices and higher option sales also contributed to higher net sales.

Gross margin declined 260 basis points to 22.1 percent in second quarter 2022 from 24.7 percent in second quarter 2021.  Higher revenues yielded a lower margin due to supply chain disruptions and inflationary pressures that drove material and labor costs higher. In response to worsening inflationary pressures, mid-cycle price increases phased in during the second quarter of fiscal 2022. The impact of these price increases will not be fully realized until the second half of the fiscal year. In addition, we incurred incremental overhead costs associated with the Merritt Island, Florida facility acquired in second quarter of fiscal 2021.

Operating expenses were $14.6 million for the second quarter, up $2.3 million from the prior-year period. Despite our increased costs, selling, general, and administrative expenses as a percentage of sales have decreased compared to the prior-year period. Selling and marketing expense increased due to timing of prior-year expenses being impacted by the COVID-19 pandemic, resulting in lower costs for the second quarter of fiscal 2021.  General and administrative expense increased as a result of increased variable compensation costs and continued investments in information technology.

Net income was $15.4 million for the second quarter, compared to $12.5 million in the prior-year period.  Diluted net income per share was $0.81, compared to $0.66 for the second quarter 2021.  Adjusted Net Income increased to $17.2 million for the second quarter, or $0.91 per diluted share, compared to $14.3 million, or $0.75 per diluted share, in the prior-year period.

Adjusted EBITDA was $25.0 million for the second quarter, compared to $21.3 million in the prior-year period.  Adjusted EBITDA margin was 15.7 percent for the second quarter, down from 17.9 percent for the prior-year period, due to supply chain disruption and inflationary pressures that drove material and labor costs higher.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Brightbill, “We are once again raising our guidance on the strength of our operating performance, continuing strong retail demand, and unprecedented wholesale visibility. While we believe our team can continue to expertly navigate the challenging environment, we are expecting the supply chain to remain constrained in the second half, which will have an impact on the cadence of our financial results for the remainder of this fiscal year.”

The Company’s outlook is as follows:

▪

For full year fiscal 2022, consolidated net sales growth is now expected to be up in the 25 percent range. We continue to expect our Adjusted EBITDA margins to be in the 18 percent range, and Adjusted Earnings per share growth up in the 32 percent range year-over-year. This guidance represents a further increase to our already expected record year of all-organic growth.  Driven by growth-oriented projects, we continue to expect capital expenditures to be in the $25 million range for the full year.

▪

For the third quarter of fiscal 2022, consolidated net sales growth is expected to be up in the 12 percent range. Net sales for the quarter are being constrained by an acute supplier disruption that will defer revenue into our fiscal fourth quarter. Adjusted

EBITDA margins will be in the 17 percent range, and Adjusted Earnings per share growth up in the 4 percent range year-over-year.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal second quarter 2022 results today, February 3, 2022, at 8:30 a.m. EDT. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 9976968. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.MasterCraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 9976968. The audio replay will be available beginning at 11:30 a.m. EDT on Thursday, February 3, 2022, through 11:30 a.m. EDT on Thursday, February 10, 2022.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its four brands, MasterCraft, Crest, NauticStar, and Aviara. Through these four brands, MasterCraft Boat Holdings has leading market share positions in three of the fastest growing segments of the powerboat industry – performance sport boats, outboard saltwater fishing and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its four brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.CrestPontoons.com, www.NauticStarBoats.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning the resilience of our business model; our intention to drive value and accelerate growth; and the potential impact of COVID-19 on our operating results and liquidity.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the potential effects of the COVID-19 pandemic on the Company, supply chain disruptions, inflationary pressures, general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed with the Securities and Exchange Commission (the “SEC”) on September 2, 2021, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three and Six Months Ended January 2, 2022

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	January 2,	January 3,	January 2,	January 3,
	2022	2021	2022	2021

Net sales	$159,465	$118,677	$303,475	$222,422
Cost of sales	124,267	89,404	238,155	166,919
Gross profit	35,198	29,273	65,320	55,503
Operating expenses:
Selling and marketing	3,395	2,989	7,677	5,896
General and administrative	10,263	8,352	19,933	17,284
Amortization of other intangible assets	987	987	2,013	1,974
Goodwill impairment	—	—	1,100	—
Total operating expenses	14,645	12,328	30,723	25,154
Operating income	20,553	16,945	34,597	30,349
Other expense:
Interest expense	357	870	739	1,889
Income before income tax expense	20,196	16,075	33,858	28,460
Income tax expense	4,794	3,574	8,070	6,392
Net income	$15,402	$12,501	$25,788	$22,068

Earnings per share:
Basic	$0.82	$0.66	$1.37	$1.17
Diluted	$0.81	$0.66	$1.36	$1.17
Weighted average shares used for computation of:
Basic earnings per share	18,722,386	18,807,316	18,786,343	18,790,826
Diluted earnings per share	18,899,136	18,928,408	18,951,627	18,897,617

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	January 2,	June 30,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,647	$39,252
Accounts receivable, net of allowances of $131 and $115, respectively	8,907	12,080
Income tax receivable	545	355
Inventories, net	78,382	53,481
Prepaid expenses and other current assets	3,870	5,059
Total current assets	105,351	110,227
Property, plant and equipment, net	62,737	60,495
Goodwill	28,493	29,593
Other intangible assets, net	57,886	59,899
Deferred income taxes	15,429	15,130
Deferred debt issuance costs, net	456	507
Other long-term assets	538	609
Total assets	$270,890	$276,460
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,292	$23,861
Income tax payable	177	726
Accrued expenses and other current liabilities	49,677	46,836
Current portion of long-term debt, net of unamortized debt issuance costs	2,870	2,866
Total current liabilities	71,016	74,289
Long-term debt, net of unamortized debt issuance costs	70,841	90,277
Unrecognized tax positions	4,749	3,830
Operating lease liabilities	218	276
Total liabilities	146,824	168,672
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,610,822 shares at January 2, 2022 and 18,956,719 shares at June 30, 2021	186	189
Additional paid-in capital	109,423	118,930
Retained earnings / (accumulated deficit)	14,457	(11,331)
Total stockholders' equity	124,066	107,788
Total liabilities and stockholders' equity	$270,890	$276,460

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			Six Months Ended
	January 2,	January 3,		January 2,	January 3,
	2022	2021	Change	2022	2021	Change
	(Dollars in thousands)

Unit sales volume:
MasterCraft	886	773	14.6%	1,669	1,407	18.6%
Crest	690	575	20.0%	1,406	1,012	38.9%
NauticStar	310	355	(12.7)%	601	646	(7.0)%
Aviara(a)	23	11	109.1%	42	24	75.0%
Consolidated	1,909	1,714	11.4%	3,718	3,089	20.4%
Net Sales:
MasterCraft	$106,773	$79,511	34.3%	$198,788	$149,102	33.3%
Crest	29,718	20,969	41.7%	62,498	39,008	60.2%
NauticStar	15,065	14,949	0.8%	28,425	27,291	4.2%
Aviara(a)	7,909	3,248	143.5%	13,764	7,021	96.0%
Consolidated	$159,465	$118,677	34.4%	$303,475	$222,422	36.4%
Net sales per unit:
MasterCraft	$121	$103	17.5%	$119	$106	12.3%
Crest	43	36	19.4%	44	39	12.8%
NauticStar	49	42	16.7%	47	42	11.9%
Aviara(a)	344	295	16.6%	328	293	11.9%
Consolidated	84	69	21.7%	82	72	13.9%
Gross margin	22.1%	24.7%	(260) bps	21.5%	25.0%	(350) bps

(a)

Beginning with the first quarter of fiscal 2022, our chief operating decision maker began to manage our business, allocate resources, and evaluate performance based on the changes that have been made in the Company’s management structure in connection with the transition of Aviara production to our Merritt Island facility.  As a result, the Company has realigned its reportable segments to MasterCraft, Crest, NauticStar, and Aviara.

Non-GAAP Measures

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include Aviara transition costs and certain non-cash items including goodwill impairment and share-based compensation. We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as net income adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting an adjustment for income tax expense on net income before income taxes at our estimated annual effective tax rate. For the periods presented herein, these adjustments include Aviara transition costs and certain non-cash items including goodwill impairment, other intangible asset amortization, and share-based compensation.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share, which we refer to collectively as the Non-GAAP Measures, are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, or U.S. GAAP. The Non-GAAP Measures are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone.  We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting an adjustment for income tax expense on net income before income taxes at our estimated annual effective tax rate. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted Net Income, Adjusted Net Income per share, and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income as determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA, and net income margin (expressed as a percentage of net sales) to Adjusted EBITDA margin (expressed as a percentage of net sales) for the periods indicated:

	Three Months Ended				Six Months Ended
	January 2,	% of Net	January 3,	% of Net	January 2,	% of Net	January 3,	% of Net
	2022	sales	2021	sales	2022	sales	2021	sales
	(Dollars in thousands)				(Dollars in thousands)
Net income	$15,402	9.7%	$12,501	10.5%	$25,788	8.5%	$22,068	9.9%
Income tax expense	4,794		3,574		8,070		6,392
Interest expense	357		870		739		1,889
Depreciation and amortization	3,241		2,861		6,595		5,599
EBITDA	23,794	14.9%	19,806	16.7%	41,192	13.6%	35,948	16.2%
Share-based compensation	1,208		643		2,104		1,283
Goodwill impairment(a)	—		—		1,100		—
Aviara transition costs(b)	—		847		—		1,025
Adjusted EBITDA	$25,002	15.7%	$21,296	17.9%	$44,396	14.6%	$38,256	17.2%

(a)	Represents a non-cash charge recorded in the Aviara segment for impairment of goodwill.
(b)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida.  Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).

The following table sets forth a reconciliation of net income as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

	Three Months Ended		Six Months Ended
	January 2,	January 3,	January 2,	January 3,
	2022	2021	2022	2021
	(Dollars in thousands, except per share data)		(Dollars in thousands)
Net income	$15,402	$12,501	$25,788	$22,068
Income tax expense	4,794	3,574	8,070	6,392
Share-based compensation	1,208	643	2,104	1,283
Amortization of acquisition intangibles	960	960	1,959	1,921
Goodwill impairment(a)	-	-	1,100	-
Aviara transition costs(b)	-	847	-	1,025
Adjusted Net Income before income taxes	22,364	18,525	39,021	32,689
Adjusted income tax expense(c)	5,143	4,261	8,974	7,518
Adjusted Net Income	$17,221	$14,264	$30,047	$25,171

Adjusted net income per common share
Basic	$0.92	$0.76	$1.60	$1.34
Diluted	$0.91	$0.75	$1.59	$1.33
Weighted average shares used for the computation of (d):
Basic Adjusted net income per share	18,722,386	18,807,316	18,786,343	18,790,826
Diluted Adjusted net income per share	18,899,136	18,928,408	18,951,627	18,897,617

(a)	Represents a non-cash charge recorded in the Aviara segment for impairment of goodwill.
(b)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida.  Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).

(c)	Reflects income tax expense at an income tax rate of 23.0% for each period presented.
(d)

Represents the Weighted Average Shares Used for the Computation of Basic and Diluted earnings per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per diluted share for all periods presented herein.

The following table presents the reconciliation of net income per diluted share to Adjusted Net Income per diluted share for the periods presented:

	Three Months Ended		Six Months Ended
	January 2,	January 3,	January 2,	January 3,
	2022	2021	2022	2021
Net income per diluted share	$0.81	$0.66	$1.36	$1.17
Impact of adjustments:
Income tax expense	0.25	0.19	0.43	0.34
Share-based compensation	0.06	0.03	0.11	0.07
Amortization of acquisition intangibles	0.05	0.05	0.10	0.10
Goodwill impairment(a)	—	—	0.06	—
Aviara transition costs(b)	—	0.04	—	0.05
Adjusted Net Income per diluted share before income taxes	1.17	0.97	2.06	1.73
Impact of adjusted income tax expense on net income per diluted share before income taxes(c)	(0.26)	(0.22)	(0.47)	(0.40)
Adjusted Net Income per diluted share	$0.91	$0.75	$1.59	$1.33

(a)	Represents a non-cash charge recorded in the Aviara segment for impairment of goodwill.
(b)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida.  Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).

(c)	Reflects income tax expense at an income tax rate of 23.0% for each period presented.

Investor Contact:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Chief Revenue Officer

Email: investorrelations@mastercraft.com

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